(i)(17)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199 WWW.ROPESGRAY.COM

April 27, 2016

Voya Partners, Inc.
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed today by Voya Partners, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of Class R6 shares of beneficial interest (the “Shares”) of the Portfolios listed on Exhibit A, each a series of the Company (each a “Portfolio” and collectively, the “Portfolios”).

We are familiar with the actions taken by the Directors of the Company to authorize the issuance of the Shares.  In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons. We assume that upon sale of the Shares by the Company, the Company will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Ober, Kaler, Grimes & Shriver insofar as such opinion relates to the laws of the State of Maryland (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction.  We are providing a copy of that opinion together with this opinion, which is subject to the same assumptions as those set forth in the opinion of Ober, Kaler, Grimes & Shriver attached hereto.

Based upon and subject to the foregoing, we are of the opinion that the Company is authorized to issue the Shares of each Portfolio, and that, when the Shares are issued and sold, they will be validly issued, fully paid, and nonassessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Exhibit A:

VY American Century Small-Mid Cap Value Portfolio
VY Baron Growth Portfolio
VY Columbia Small Cap Value II Portfolio
VY Columbia Contrarian Core Portfolio
VY Invesco Comstock Portfolio
VY Invesco Equity and Income Portfolio
VY Oppenheimer Global Portfolio
VY T. Rowe Price Diversified Mid Cap Growth Portfolio
VY T. Rowe Price Growth Equity Portfolio
VY Templeton Foreign Equity Portfolio
Voya Solution Aggressive Portfolio
Voya Solution Balanced Portfolio
Voya Solution Conservative Portfolio
Voya Solution Moderately Aggressive Portfolio
Voya Solution Moderately Conservative Portfolio